Exhibit 4.53

AMENDMENT NO. 1 TO
BACKSTOP AGREEMENT

This Amendment No. 1 (this "Amendment") to the Backstop Agreement, dated as of October 23, 2023 (the "Backstop Agreement"), by and among Vast Renewables Limited, an Australian public company limited by shares ("Vast" or "Issuer") and Nabors Lux 2 S.A.R.L., a société à responsabilité limitée registered in Luxembourg ("Nabors"), is dated as of December 8, 2023 (the "Effective Date"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Backstop Agreement.

WHEREAS, Nabors Energy Transition Corp., a Delaware corporation ("SPAC"), Vast and the other parties thereto are parties to that certain Business Combination Agreement (as amended or modified from time to time, the "Business Combination Agreement"), pursuant to which, among other transactions, (i) a wholly owned direct subsidiary of Vast will merge with and into SPAC, with SPAC surviving the merger as a wholly owned direct subsidiary of the Company, and (ii) the holders of common stock of SPAC will receive ordinary shares of the Company ("Company Shares") and certain holders of common stock of SPAC will receive the right to receive additional Company Shares, on the terms and conditions set forth therein and herein;

WHEREAS, in order to facilitate the closing of the transactions contemplated by the Business Combination Agreement, Nabors has agreed to provide a term loan of $5 million to Vast (the "New Term Loan") contingent upon a reduction by $5 million of its backstop commitment under the Backstop Agreement;

WHEREAS, in connection with the entry into the New Term Loan, the parties hereto desire to amend the Backstop Agreement as set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the undersigned each agree as follows:

1. Amendments. Effective as of the Effective Date, Section 1.01 of the Backstop Agreement is hereby amended and restated to read as follows:

"Section 1.01 Subscription from Issuer. Subject to the terms and conditions hereof, Nabors hereby irrevocably subscribes for and agrees to purchase, and the Issuer hereby agrees to issue and sell to Nabors at the Acquisition Closing, upon the payment of the Subscription Amount (as defined below) which will be received by no later than January 9, 2024, the number of Company Shares (the "Subscribed Shares") equal to the quotient obtained by dividing the Subscription Amount by $10.20 per share. The "Subscription Amount" shall mean (a) $10,000,000 minus (b) (i) the amount of Additional Investment (as defined below) plus (ii) the balance of the cash remaining in the Trust Account after giving effect to the Redemption Rights of the SPAC's public stockholders other than (w) Nabors, (x) AgCentral, (y) EDF Australia Pacific Pty Ltd and (z) subject to the last sentence of this Section 1.01, CT Investments Group Pty Limited ("Canberra") (collectively, the "Restricted Parties"); provided, that, for the avoidance of doubt, the Subscription Amount shall not be greater than $10,000,000 and not less than $0. The term "Additional Investors" shall mean any person that provides capital to Vast in exchange for debt or equity securities issued by Vast or one of its Subsidiaries (each, an "Additional Investment"); provided, that, any capital provided by any of the Restricted Parties in exchange for debt or equity securities issued by Vast or one of its subsidiaries shall not constitute an Additional Investment nor shall any such investor constitute an Additional Investor. Notwithstanding anything herein to the contrary, to the extent that the aggregate amount of cash (i) remaining in the Trust Account as a result of an election by Canberra not to exercise Redemption Rights and (ii) provided to Vast by Canberra in exchange for debt or equity securities issued by Vast or one of its Subsidiaries together exceeds the aggregate amount that Canberra is required to fund to Vast, directly or indirectly, pursuant to that certain Subscription Agreement between Vast and Canberra dated as of September 18, 2023 (the "Canberra Funding Baseline"), then Canberra shall not be a Restricted Party solely to the extent of such excess, it being the intent of the parties that any cash directly or indirectly provided by Canberra to Vast in excess of the Canberra Funding Baseline shall reduce the Subscription Amount that Nabors is required to pay hereunder."

2. Miscellaneous. This Amendment shall be construed and interpreted in a manner consistent with the provisions of the Backstop Agreement. The provisions set forth in Section 4.02 (Counterparts), Section 4.03 (Governing Law), Section 4.04 (Severability), Section 4.05 (Binding Effect; Assignment), Section 4.06 (Headings), Section 4.07 (Entire Agreement) and Section 4.08 (Changes in Writing) of the Backstop Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Amendment, mutatis mutandis.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

VAST:

VAST RENWEABLES LIMITED

By:	/s/ Craig Wood
Name:	Craig Wood
Title:	Chief Executive Officer

NABORS:

NABORS LUX 2 S.A.R.L.

By:	/s/ Mark Douglas Andrews
Name:	Mark Douglas Andrews
Title:	Class A Manager

NABORS:

NABORS LUX 2 S.A.R.L.

By:	/s/ Henricus Reindert Petrus Polimam
Name:	Henricus Reindert Petrus Polimam
Title:	Class A Manager

NABORS:

NABORS LUX 2 S.A.R.L.

By:	/s/ Patrick Thomas Gallagher
Name:	Patrick Thomas Gallagher
Title:	Class B Manager

Signature Page to
Amendment No. 1 to Backstop Agreement